CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cerprobe Corporation

We consent to  incorporation  by reference in the  registration  statements (No.
33-8348,  No.  33-65200  and  No.  333-03015)  filed  on  Form  S-8 of  Cerprobe
Corporation  of our report  dated  February  14, 1997 except as a paragraph 4 of note 20 which is as of February 28, 1997, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Cerprobe Corporation.



KPMG PEAT MARWICK LLP


Phoenix, Arizona
March 27, 1997